Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS SECOND QUARTER 2013

OPERATING AND FINANCIAL RESULTS

–    Net Product Sales of $1.56 Billion, Increased 17 Percent Y/Y

–    Adjusted Diluted Earnings Per Share of $1.52, Increased 25 Percent Y/Y;

GAAP Diluted Earnings Per Share of $1.11, Increased 35 Percent Y/Y

–    2013 Adjusted Diluted Earnings Per Share and Net Product Sales Guidance Raised

SUMMIT, NJ – (July 25, 2013) – Celgene Corporation (NASDAQ: CELG) reported net product sales of $1,564 million for the second quarter of 2013, a 17 percent increase from the same period in 2012.  Adjusted net income for the second quarter of 2013 increased 20 percent to $653 million compared to $545 million in the second quarter of 2012.  Second quarter total revenue was $1,599 million compared to $1,367 million in second quarter of 2012. For the same period, adjusted diluted earnings per share (EPS) increased 25 percent to $1.52 from $1.22.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported second quarter of 2013 net income of $478 million or $1.11 per diluted share.  For the second quarter of 2012, net income was $367 million or $0.82 per diluted share.

“In the second quarter, the Celgene team delivered outstanding results,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “The positive outcome of the MM-020 trial along with other clinical and regulatory milestones met in the quarter represent significant advances for patients worldwide and support our commitment to our long-term growth outlook.”

2013 Adjusted Diluted EPS, Net Product Sales and REVLIMID® Net Product Sales Guidance Raised

•	Adjusted diluted EPS guidance is raised to a range of $5.80 to $5.90 from the previous range of $5.55 to $5.65, an increase of approximately 19% over 2012 adjusted diluted EPS.
•	GAAP diluted EPS is expected to be in the range of $4.17 to $4.31 which includes upfront payment expense for collaborations.

•	Total Net Product Sales guidance is raised to approximately $6,200 million from $6,000 million, an increase of approximately 15 percent over 2012 Total Net Product Sales.
•

REVLIMID® Net Product Sales guidance is raised to a range of $4,200 million to $4,300 million, from the previous range of $4,100 million to $4,200 million, an increase of approximately 13 percent over 2012 REVLIMID® Net Product Sales.

Second Quarter 2013 Financial Highlights

Unless otherwise stated, all comparisons are for the second quarter of 2013 compared to the second quarter of 2012.  The adjusted operating expenses presented below exclude share-based employee compensation expense, IPR&D impairments, if any, and upfront collaboration payments. See the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•

REVLIMID® sales for the second quarter increased 13 percent to $1,052 million and were driven by overall market share gains and increased duration of therapy. U.S. sales of $625 million and international sales of $427 million increased 16 percent and 8 percent, respectively. In the U.S., growth was driven by increases in volume and price. International growth was volume driven and negatively impacted by currency and price.

•

ABRAXANE® sales for the second quarter were $155 million, a 41 percent increase. U.S. sales of $120 million and international sales of $35 million increased 38 percent and 55 percent, respectively. The increase in U.S. sales was primarily driven by increased use in non-small cell lung cancer. The increase in international sales was driven by increased demand in breast cancer.

•

VIDAZA® second quarter sales increased 5 percent to $211 million. U.S. sales increased 3 percent to $84 million. International sales increased 7 percent to $127 million. International sales were driven primarily by buying patterns and increased demand in the Asia-Pacific region and Latin America.

•

POMALYST® second quarter sales were $66 million. U.S sales were $58 million. Sales in Europe from early access programs were $8 million. The second quarter was the first full quarter of sales in the U.S.

•	THALOMID® sales were $66 million in the second quarter, a 13 percent decrease year-over-year.

Research and Development (R&D)

Adjusted R&D expenses were $345 million compared to $349 million for the second quarter of 2012.  On a GAAP basis, R&D expenses were $458 million for the second quarter of 2013 and $447 million for the same period in 2012.  GAAP R&D expenses increased primarily due to higher 2013 upfront payments for collaborations.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $384 million for the second quarter of 2013 compared to $296 million for the second quarter of 2012.  The change was primarily due to the POMALYST® launch, pre-launch activities for ABRAXANE® in pancreatic cancer and investments in the Inflammation & Immunology franchise. On a GAAP basis, SG&A expenses were $418 million for the second quarter of 2013 compared to $323 million for the same period in 2012.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $737 million in the second quarter of 2013. During the quarter, the Celgene Board of Directors authorized the repurchase of up to an additional $3,000 million of the Company’s common stock.  Year-to-date, Celgene has repurchased approximately $1,840 million of its common stock and exhausted all previous stock repurchase authorizations.  Celgene purchased approximately 6.9 million shares during the second quarter of 2013 at a total cost of approximately $834 million. Celgene ended the quarter with $4,081 million in cash and marketable securities.

Key Accomplishments in First Half of 2013

Hematology

•	Achieved statistical significance in the primary endpoint of progression free survival in the phase III MM-020 trial in newly diagnosed multiple myeloma (NDMM)
•	Received approval in Europe for REVLIMID® in deletion-5q myelodysplastic syndrome
•	Received U.S. approval for REVLIMID® for relapsed and refractory mantle cell lymphoma
•	Received a positive opinion from the European Committee for Medicinal Products for Human Use (CHMP) for pomalidomide in relapsed and refractory multiple myeloma (RRMM)
•	Received approval for REVLIMID® in RRMM by the China State Food and Drug Administration
•	Received reimbursement in Mexico for REVLIMID® in RRMM
•	Presented updates to the CALGB 100104 and MM-015 trials at the International Myeloma Workshop meeting in Kyoto, Japan
•	Granted U.S. approval for POMALYST® in RRMM

Oncology

•	Submitted supplemental New Drug Application in the U.S. for ABRAXANE® in advanced pancreatic cancer; granted Priority Review
•	Submitted a marketing authorization for ABRAXANE® for advanced pancreatic cancer in Europe
•	Received notice that the National Comprehensive Cancer Network (NCCN) updated the guidelines for ABRAXANE® in pancreatic cancer to Category 1 from 2B

Inflammation & Immunology

•	Reported positive results in ESTEEM 1 and 2 phase III registration trials in psoriasis (PSOR)
•	Presented 16-week data from the first phase III trial ESTEEM 1 in PSOR at the American Academy of Dermatology annual meeting
•

Presented 52-week data from PALACE 1 in psoriatic arthritis (PsA), 24-week data from PALACE 3 in PsA and positive phase II trial in Behçet’s disease at the 14th Annual EULAR European Congress of Rheumatology 2013

•	Reported positive phase III results in PALACE 4 trial in an early PsA population (DMARD naïve patients)
•	Submitted a New Drug Application (NDA) in the U.S. for apremilast in PsA
•	Submitted a New Drug Submission (NDS) for apremilast in PsA in Canada
•	Initiated the PSOR/PsA registration trial in Japan

Key Milestones Expected During the Second Half of 2013

Hematology

•	EMA decision on approval for pomalidomide in RRMM in Q3
•	Begin to submit dossiers for registration of REVLIMID® in NDMM in the U.S., Europe and other markets
•	Targeting presentation of MM-020 data at the American Society of Hematology (ASH) annual meeting
•	Completion of enrollment in phase III RELEVANCE® trial of REVLIMID® in untreated follicular lymphoma

Oncology

•	U.S. FDA PDUFA date of September 21st for ABRAXANE® in advanced pancreatic cancer
•	Mature overall survival data from phase III clinical trial of ABRAXANE® in metastatic melanoma
•	Initiation of phase III trials of ABRAXANE® in triple negative breast cancer and adjuvant pancreatic cancer

Inflammation & Immunology

•	Submission of NDA in the U.S. and NDS in Canada for apremilast in PSOR
•	Submission of a Marketing Authorization Application (MAA) in Europe for apremilast in PSOR and PsA
•	Presentation of additional ESTEEM 1 data in difficult to treat patient subsets (scalp and nails) and HRQOL (Health Related Quality of Life) measures
•	Presentation of PALACE 2 and 3 52-week data in PsA
•	Completion of enrollment in phase III POSTURE trial of apremilast in ankylosing spondylitis

Second Quarter 2013 Conference Call and Webcast Information

Celgene will host a conference call to discuss the second quarter of 2013 operating and financial performance on Thursday, July 25, 2013, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon ET July 25, 2013, until midnight ET August 1, 2013.  To access the replay, in the U.S. dial (855) 859-2056; international dial (404) 537-3406; and Participant Pass code 22906674. The Company’s third quarter of 2013 financial and operational results are expected to be reported on October 24.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six month of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.

ABRAXANE® is also indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy. Approval is based on response rate. Clinical benefit, such as improvement in survival or symptoms, has not been verified.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at Adjusted Net Income and Adjusted Earnings per Share amounts for the three-and six-month periods ended June 30, 2013 and 2012, and for the projected amounts for the year ending December 31, 2013.

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Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net product sales	$1,564.1	$1,336.6	$2,993.4	$2,582.1
Other revenue	34.9	30.2	70.2	58.0
Total revenue	1,599.0	1,366.8	3,063.6	2,640.1

Cost of goods sold (excluding amortization of acquired intangible assets)	80.9	71.9	161.4	144.4
Research and development	458.1	447.2	910.5	809.2
Selling, general and administrative	418.1	323.0	787.1	648.8
Amortization of acquired intangible assets	65.7	44.1	131.4	85.9
Acquisition related charges and restructuring, net	12.5	39.3	45.7	28.2
Total costs and expenses	1,035.3	925.5	2,036.1	1,716.5

Operating income	563.7	441.3	1,027.5	923.6

Other income (expense), net	(5.9)	(0.6)	(21.3)	(8.9)

Income before income taxes	557.8	440.7	1,006.2	914.7

Income tax provision	79.7	73.3	143.2	145.8

Net income	$478.1	$367.4	$863.0	$768.9

Net income per common share:
Basic	$1.15	$0.84	$2.07	$1.76
Diluted	$1.11	$0.82	$2.00	$1.72

Weighted average shares:
Basic	414.1	436.7	416.0	437.5
Diluted	429.3	445.4	431.0	447.1

	June 30,	December 31,
	2013	2012
Balance sheet items:
Cash, cash equivalents & marketable securities	$4,081.4	$3,900.3
Total assets	11,963.7	11,734.3
Short-term borrowings	887.8	308.5
Long-term debt	2,730.4	2,771.3
Total stockholders’ equity	5,407.1	5,694.5

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Six-Month Periods Ended
		June 30,		June 30,
		2013	2012	2013	2012

Net income - GAAP		$478.1	$367.4	$863.0	$768.9

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Products exited or to be exited -Pharmion	(1)	-	(0.6)	-	(2.0)
Share-based compensation expense	(2)	3.7	3.0	6.5	5.9

Research and development:
Share-based compensation expense	(2)	31.8	23.6	58.8	48.6
IPR&D impairments	(3)	-	-	-	22.2
Upfront collaboration payments	(4)	81.8	75.0	177.5	75.0

Selling, general and administrative:
Share-based compensation expense	(2)	34.3	27.1	70.1	53.9

Amortization of acquired intangible assets	(5)	65.7	44.1	131.4	85.9

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration	(6)	12.5	38.1	45.7	25.6
Acquisition and restructuring costs	(6)	-	1.2	-	2.6

Net income tax adjustments	(7)	(55.0)	(34.3)	(108.4)	(57.6)
Net income - Adjusted		$652.9	$544.6	$1,244.6	$1,029.0

Net income per common share - Adjusted
Basic		$1.58	$1.25	$2.99	$2.35
Diluted		$1.52	$1.22	$2.89	$2.30

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)              Exclude the net (benefit) cost of activities arising from the acquisition of Pharmion Corp. (Pharmion) that are planned to be exited.

(2)              Exclude share-based compensation expense totaling $69.8 for the three-month period ended June 30, 2013 and $53.7 for the three-month period ended June 30, 2012.  Exclude share-based compensation expense totaling $135.4 for the six-month period ended June 30, 2013 and $108.4 for the six-month period ended June 30, 2012.

(3)              Exclude in-process research and development impairments recorded as a result of changes in estimated probability-weighted cash flows.

(4)              Exclude upfront payments for research and development collaboration arrangements.

(5)              Exclude amortization of intangible assets acquired in the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (formerly known as Avila Therapeutics)(Avila).

(6)              Exclude acquisition related charges and restructuring, including changes in the fair value of contingent consideration, related to the acquisitions of Gloucester, Abraxis and Avila.

(7)              Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including one-time effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits and deferred taxes on unremitted foreign earnings.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2013 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$1,792.8	$1,855.0

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		12.6	12.2

Research and development:
Share-based compensation expense		123.2	118.4
Upfront collaboration payments		267.5	267.5

Selling, general and administrative:
Share-based compensation expense		163.9	157.5

Amortization of acquired intangible assets		265.4	262.8

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration		63.0	63.0

Net income tax adjustments		(194.4)	(199.4)

Projected net income - Adjusted		$2,494.0	$2,537.0

Projected net income per diluted common share - GAAP		$4.17	$4.31

Projected net income per diluted common share - Adjusted		$5.80	$5.90

Projected weighted average diluted shares		430.0	430.0

(1)              Our projected earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur after the date of this press release.